Exhibit 99.2f

EXHIBIT I

February 27, 2004

Assertion of Management of Prudential Asset Resources, Inc.

As of December 31, 2003, and for the fiscal year then ended, Prudential Asset Resources, Inc., (the "Servicer") has complied in all material respects with the minimum servicing standards set forth in the Servicer's minimum servicing policy (attached in Schedule A), which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Servicer had in effect a fidelity bond and errors and omissions policy in the amount of $40,000,000.

David Twardock

David Twardock, Director

Prudential Asset Resources, Inc.

2/27/04

Date

Ann Hambly

Ann Hambly, President and

Chief Executive Officer

Prudential Asset Resources, Inc.

2/19/2004

Date

James McCarthy

James McCarthy, Comptroller

Prudential Asset Resources, Inc.

2/27/04

Date

SCHEDULE A

PRUDENTIAL ASSET RESOURCES, INC.

MINIMUM SERVICING POLICY

I. CUSTODIAL BANK ACCOUNTS

    Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:
    Be mathematically accurate;
    Be prepared with forty-five (45) calendar days after the cut-off date;
    Be reviewed and approved by someone other than the person who prepared the reconciliation; and
    Document explanations for reconciling items, These reconciling items shall be resolved with ninety (90) calendar days of their original identification.
    Funds of the servicing entity shall be advanced as specified in the servicing agreement in cases where there is an overdraft in an investor's or a mortgagor's account and an advance is specified in the Investor's Servicing Agreement.
    All cash for each custodial account shall be maintained at a federally insured depository institution on behalf of the applicable investor or in an investment account in accordance with applicable servicing agreement requirements.
    Escrow funds held on behalf of a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II. MORTGAGE PAYMENTS

    Mortgage payments which are properly identified with the Company's loan account number and agree to the total amount of the scheduled payment due shall be deposited into the related custodial bank accounts within two business days of deposit in the clearing bank account. Any mortgage payment which do not meet these parameters will be researched and deposited into the appropriate bank accounts with in two business days of receipt.
    Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records with two business days of receipt.
    Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.
    Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

III. DISBURSEMENTS

    Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.
    Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.
    Tax and insurance payments for those loans that are escrowed shall be made on or before the penalty or insurance policy expirations date, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates, and the mortgagor has agreed with the amounts due.
    Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.
    Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.
    Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV. INVESTOR ACCOUNTING AND REPORTING

    Monthly investor reports shall be sent on a monthly basis listing the total unpaid principal balance and number of loans serviced.

V. MORTGAGE LOAN ACCOUNTING

    The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.
    Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.
    Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.
    Interest on escrow accounts, if required to be paid or credited to the mortgagor by the mortgage documents, shall be paid, or credited, in accordance with the terms of the mortgage documents.

VI. DELINQUENCIES

    Records documenting collections efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g. illness or unemployment).

VII. INSURANCE POLICIES

    A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.